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                                                                     EXHIBIT 4.1


                                ZEROS USA, INC.
                            STATEMENT OF DESIGNATION
                  OF THE SERIES A CONVERTIBLE PREFERRED STOCK

           Pursuant to Article 2.13 of Texas Business Corporation Act

1.  The Name of the corporation is ZEROS USA, Inc.

2. The following preambles and resolutions were duly adopted by the Board of Directors (the "Board of Directors") of ZEROS USA, Inc., a Texas corporation (the "Company"), by unanimous written consent effective as of February 17, 1998, pursuant to the provisions of article 2.13 of the Texas Business Corporation Act:

WHEREAS, the Amended and Restated Articles of Incorporation of the Company ("Amended Articles of Incorporation") authorize the issuance of a class of convertible preferred stock, par value $.001 per share ("Preferred Stock"), by the Company:

RESOLVED, that pursuant to the authority expressly granted to and vested in the Board of Directors by the provisions of the Amended Articles of Incorporation, the Board of Directors hereby authorizes the issuance of a series of Preferred Stock, and the Board of Directors hereby fixes the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of the shares of such series (in addition to the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, sct forth in the Amended Articles of Incorporation which are applicable to the Preferred Stock) as follows:

    a. Establishment and Designation of Series. There is hereby established out of the authorized but unissued shares of Preferred Stock a series of convertible Preferred Stock to be designated Series A Convertible Preferred Stock ("Series A Preferred Stock"), to consist of an aggregate of 15,000,000 shares and to have the limitations and rights as set forth herein. The per share liquidation preference of the Series A Preferred Stock shall be $1.00 per share (the "Liquidation Preference").

    b.   Dividends.

         i. The holders of record of shares of Series A Preferred Stock shall be entitled to be paid dividends (which shall accrue commencing July 31, 1998 out of funds of the Company available for the payment of dividends subject to applicable laws and any agreements to which the Company is a party, at the annual rate of $.30 per whole share, and no more, payable annually, provided that if the price of the Series A Convertible Preferred Stock is $5.00 per share or more, the Company has the option to pay the dividend in Common Stock. If the Company elects to pay the dividend in Common Stock, the Company will
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             round up to the next whole number of any shares payable in the total annual dividend to each shareholder. The dividend is payable on the last day of August in each year, beginning on August 31, 1998, except that if any such date is a Saturday, Sunday or legal holiday, then such dividend shall be payable on the first immediately succeeding day that is not a Saturday, Sunday or legal holiday, (each of such dates being referred to herein as a "Series A Dividend Payment Date").

         ii. Such dividends shall be payable in cash or stock at the Company's discretion, or, in the event such payment in cash is prohibited by any loan agreement, indenture, mortgage, note, security agreement, deed of trust, guaranty or other instrument evidencing, securing or guaranteeing indebtedness for borrowed money (collectively, "Debt Agreements" and individually a "Debt Agreement"), in lieu of payment in cash of all or any portion of any dividend otherwise payable, such dividends may be paid, at the option of the Board of Directors, and if permitted by the Debt Agreements then in effect, in duly authorized, fully paid and non-assessable shares of Series A Preferred Stock (the "Additional Shares"). If the Board of Directors determines to pay all or any portion of a dividend in Additional Shares, the number of such Additional Shares issuable by the Company shall be one (1) whole share of Series A Preferred Stock for each $1.00 of dividend declared. No fractional shares of Series A Preferred Stock ("Fractional Shares") shall be issued as a dividend payment; provided, however, that the cash amount determined by multiplying such fraction of a share by $1.00 shall cumulate pursuant to Section b.iii.

         iii. If at any time dividends with respect to the shares of Series A Preferred Stock are not paid in full but are payable pursuant to Section b.i, on any Series A Dividend Payment Date whether in cash, Additional Shares or a combination thereof (the "Omitted Dividend"), the Series A Preferred Stock shall cumulate such dividend and accrue additional dividends as though such Omitted Dividends had been paid in Additional Shares (or Fractional Shares) and such Additional Shares (or Fractional Shares) had thereafter accrued dividends in accordance herewith (the "Cumulative Dividends"). Such Cumulative Dividends shall be fully cumulative (whether or not earned or declared) and shall be deemed to constitute accrued and unpaid dividends for all purposes hereof even if such additional dividends are not specifically mentioned in any particular context.

         iv. Dividends will be payable to the holders of record of the Series A Preferred Stock appearing on the stock books of the Company on such record dates as may be declared by the Board of Directors, not more than 60 days nor less than 10 days before a Series A Dividend Payment Date. Dividends on account of arrears for any past dividend periods for which dividends were payable may be declared and paid at any time, without reference to any regular Series A
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             Dividend Payment Date, to holders of record on a date not more than 60 days nor less than 10 days before the payment date thereof.

         v. If any shares of Series A Preferred Stock are outstanding on or after July 31, 2003, the Company thereafter (a) will not declare or pay or set apart for payment any dividends or make any other distribution on any "Junior Securities" (as defined below) and (b) will not redeem, purchase or otherwise acquire for value, or set apart money for any sinking or other analogous fund for the redemption or purchase of, any shares of Junior Securities, unless all accrued but unpaid dividends with respect to the Series A Preferred Stock shall have been paid by the Company; provided, however, that the foregoing provisions shall not prohibit (1) the payment or declaration and setting aside of a dividend payable in Junior Securities or a redemption, purchase or acquisition of Junior Securities with shares of Junior Securities or (2) a redemption purchase or acquisition of Junior Securities from any terminated employee of the Company or any of its affiliated corporations. No dividend will be declared or paid or set apart for payment on any "Parity Securities" (as defined below) for any dividend period, unless at the same time a dividend for the same dividend period, determined ratably in proportion to the respective aggregate dividends otherwise payable with respect thereto, shall be paid or declared and set apart for payment (in cash and/or Additional Shares, as provided in Section b.ii) on the Series A Preferred Stock.

    c.   Liquidation Preference.

         i.      The shares of Series A Preferred Stock shall be preferred
             over the shares of Common Stock and any other class of stock of the Company ranking junior to the Series A Preferred Stock (together with the Common Stock, the "Junior Securities") upon the liquidation, dissolution or winding up of the affairs of the Company (the "Liquidation"); provided, however, that the shares of Series A Preferred Stock shall rank on a parity with any series of Preferred Stock hereafter issued by the Company, the terms of which do not provide specifically that such series will rank senior to or junior to the Series A Preferred Stock or provide specifically that such series will rank on a parity with the
             Series A Preferred Stock (together with any Series A Preferred Stock, the "Parity Securities") as to assets and shall rank junior to any series of Preferred Stock, now or hereafter issued by the Company, whose terms provide specifically that such series will rank senior to the Series A Preferred Stock (the "Senior Securities") as to assets; provided, however, the issuance of any Senior Securities must be approved by the holders of a majority of the then outstanding shares of Series A Preferred Stock. In the event of a Liquidation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to its shareholders, whether from capital, surplus or earnings, before any distribution is made to holders of Junior Securities, and on a parity
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             with the Parity Securities (all Parity Securities being treated as a single class for such purposes), and after payment in full to all holders of Senior Securities, an amount equal to the aggregate Liquidation Preference with respect to all outstanding Series A Preferred Stock. If, upon a Liquidation, the assets of the Company, or proceeds thereof, distributable among the holders of shares of Series A Preferred Stock are insufficient to pay in full the Liquidation Preference with respect to all outstanding Series
             A Preferred Stock, then such assets, or the proceeds thereof, shall be distributable among such holders and holders of all other of Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Series A Preferred Stock and other Parity Securities if all amounts payable thereon were payable in full.

         ii. For purposes of this Section 3, neither the sale, conveyance, exchange of transfer (for cash, shares of stock, securities or other consideration) of all or substantially all or part of the property or assets of the Company nor the consolidation or merger of the Company into or with one or more other corporations or entities shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the affairs of the Company.

    d.   Conversion.

         i. The shares of the Series A Preferred Stock are convertible, at the option of the holder of the Series A Preferred Stock, into shares of fully paid and non-assessable shares of common stock of the Company. The shares of the Series A Preferred Stock may be converted at any time. Each share of the Series A Preferred Stock may be converted into one (1) share of common stock of the Company.

         ii. To convert shares of Series A Preferred Stock, the holder of the shares must surrender the certificate or certificates representing the shares to be converted, duly endorsed to the Company or in blank, at the principal office of the Company, and give written notice to the Company at that office that the holder desires to convert the shares. The notice must set forth the name, address and taxpayer identification number of the person or persons to whom a certificate or certificates representing the common stock of the Company are to be issued.

         iii. Shares of the Series A Preferred Stock shall be deemed to be converted at the close of business on the date of the surrender to the Company of the properly endorsed certificate or certificates representing the shares. The rights of the holders of the Series
             A Preferred Stock surrendered shall cease at that time, and the person or persons in whose name or names the certificate or certificates for the common stock are to be issued shall be treated for all purposes as having become record owners of the common stock of the
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             Company at that time.  However, if certificates are surrendered on a day in which the stock transfer books of the Company arc closed, the surrender shall be deemed to have occurred on the next succeeding day on which the stock transfer books are open.

         iv. The Company shall at all times reserve and keep available solely for the purpose of issuing upon conversion of the Series A Preferred Stock the number of shares of common stock issuable upon conversion of all outstanding Series A Preferred Stock.

         v. At the time of conversion, the Company shall pay to the holder of record of any share or shares of the Series A Preferred Stock surrendered for conversion any accrued and unpaid dividends on the stock.

         vi. The issuance of certificates for shares of common stock upon the conversion of the Series A Preferred Stock shall be made without charge for any tax with respect to issuance. However, if any certificate is to be issued, in a name or names other than the name of names of the holder of record of the Series A Preferred Stock converted, the person or persons requesting the issuance shall pay to the Company the amount of any tax that may be payable in connection with any transfer involved in the issuance, or shall establish to the satisfaction of the Company that the tax has been paid or is not due and payable.

         vii. The Company shall not be required to issue any fractional shares of common stock upon the conversion of the Series A Preferred Stock. If more than one share of the Series A Preferred Stock is surrendered for conversion at one time by the same holder, the number of full shares of common stock that shall be issued upon the conversion of the Series A Preferred Stock shall be computed on the basis of the aggregate number of shares of the Series A Preferred Stock surrendered. If any interest in a fractional share of common stock would otherwise be deliverable upon the conversion of the Series A Preferred Stock, the Company shall make adjustment for that fractional share interest by payment of an amount in cash equal to the same fraction of the market value at that time of a full share of common stock of the Company.

         viii. If the Company subdivides or combines in a larger or smaller number of shares its outstanding shares of common stock, then the number of shares of common stock issuable upon the conversion of the Series A Preferred Stock shall be proportionally increased in the case of a subdivision and decreased in the case of a combination, effective in either case at the close of business on the date that the subdivision or combination becomes effective.

         ix. If the Company at any time pays to the holders of its common stock a dividend in common stock, the number of shares of common stock issuable
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             upon the conversion of the Series A Preferred Stock shall be proportionally increased, effective: at the close of business on the record date for determination of the holders of the common stock entitled to the dividend.

         x. Except as provided below if the Company at anytime pays any dividend or makes any distribution on its common stock in property other than cash or in common stock of the Company, then provisions shall be made as part of the terms of the dividend or distribution so that the holders of the Series A Preferred Stock surrendered for conversion after the record date for the determination of holders of common stock entitled to the dividend or distribution shall be entitled to receive the same proportionate share of property that they would have been entitled to receive had the Series A Preferred Stock been converted immediately prior to the record date.

         xi. These adjustments shall be made successively if more than one of these events occurs. However, no adjustment in the conversion ratio of the Series A Preferred Stock into common stock shall be made by reason of:

             (1) the payment of a cash dividend on the common stock or on any other class of stock of the Company;

             (2) the purchase, acquisition redemption, or retirement by the
                 Company of any shares of common stock or of any other class of stock of the Company, except as provided above in connection with a subdivision or combination of the outstanding common stock of the Company;

             (3) the issuance, other than as provided above, of any shares of common stock, or of any securities of the Company convertible into common stock or into other securities of the Company, or of any rights, warrants or options to subscribe for or purchase shares of common stock or other securities of the Company, or of any other securities of the Company, provided that if the Company offers any of its securities or any rights, warrants or options to subscribe for or purchase any of its securities to the holders of its common stock, pursuant to any preemptive or preferential lights granted to the holders of common stock by the certificate of incorporation of the Company, or pursuant to any similar rights granted by the board of directors of the Company, the Company shall mail written notice of the offer to the holders of the Series A Preferred Stock at least 20 days prior to the record date for determination of the holders of common stock entitled to receive the offer;

             (4) the offer by the Company to redeem or acquire shares of its common stock by paying or exchanging the stock of another corporation or the carrying out of a transaction contemplated by an offer of this nature; provided that
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                 the Company shall mail written notice of the offer to the
                 holders of Series A Preferred Stock at least 20 days prior to the expiration of the offer:

             (5) the distribution of stock to holders of common stock of the
                 Company, if the issuer of the stock distributed is at the time of the distribution engaged in a business that was previously operated as a division or subsidiary by a corporation acquired by the Company and that was distinct from the principal business of the corporation acquired.

    e.   Voting Rights.

         i. Except as required by the Texas Business Corporation Act, holders of the Series A Preferred Stock shall have no voting rights.

         ii. So long as any shares of Series A Preferred Stock are outstanding, the Company shall not, without the affirmative consent of holders representing a majority of the outstanding shares of Series A Preferred Stock amend, alter or repeal any of the provisions of its Amended Articles of incorporation which would in any way adversely affect the rights of the holders of the Series A Preferred Stock.

    f. Exclusion of Other Rights. Except as may be otherwise required by applicable law, the shares of Series A Preferred Stock shall not have any designations, preferences, limitations or relative rights (including preemptive rights), other than those specifically set forth in these resolutions (as the resolutions may be amended) and in the Amended Articles of Incorporation,

    g. Reorganization: Mergers. If at any time there shall be a capital reorganization of the Company or in the case of the consolidation or merger of the Company with or into any other person or entity (but not in the case of any sale, conveyance or disposition of all or substantially all of the assets of the Company to an unaffiliated party in an arm's length transaction), the Company and the person or entity formed by such consolidation or resulting from such capital reorganization or merger, as the case may be, shall make appropriate provision in the articles or certificate of incorporation or other governing instruments of such person or entity such that the rights of the holders of the Series A Preferred Stock after such capital reorganization, consolidation or merger shall be as nearly equivalent as may be practicable to such rights of such holder immediately prior to that event and if the Company is not the surviving corporation or entity, such surviving corporation or entity, shall issue an appropriate number of replacement securities for the Series A Preferred Stock in accordance such rights. If not otherwise required by law, the Company shall give to the holders of record of the shares of Series A Preferred Stock at least ten (10) days' prior written notice of any capital reorganization, consolidation or merger or of any sale, conveyance or disposition of all or substantially all of the assets of the Company.
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    h.   Notices. Any notice to be given to the holders of shares of Series A
         Preferred Stock shall be deemed given if sent by facsimile transmission, telex or if deposited in the United States mail, postage prepaid and addressed to each holder of record at his, her or its address appearing on the books of the Company.

          IN WITNESS WHEREOF, ZEROS USA, INC., has caused this Statement of Designation to be duly executed this 17th day of February, 1998. ZEROS USA, Inc.


By:
   --------------------
Steve Clark, President